Exhibit 10.8.1

TRANSENTERIX, INC.

ISRAELI SUB-PLAN

TO

AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN

1.	Special Provisions for Persons Who are Israeli Taxpayers

1.1This Israeli Sub-Plan (the “Sub-Plan”) to TRANSENTERIX, INC.'s Amended and Restated Incentive Compensation Plan (the “Plan”), is made and entered effective as of September 21, 2018 (the “Effective Date”).

1.2The provisions specified hereunder apply only to Awards granted to persons who are subject to taxation by the State of Israel.

1.3The purpose of this Sub-Plan is to establish certain rules and limitations applicable to Awards that may be granted under the Sub-Plan to Participants from time to time, in compliance with applicable laws (including securities laws) currently in force in the State of Israel. Except as otherwise provided by this Sub-Plan, all Awards granted pursuant to this Sub-Plan shall be governed by the terms of the Plan. This Sub-Plan is applicable only to Awards granted after the Effective Date.

1.4This Sub-Plan complies with, and is subject to, the ITO (as such term is defined below) and Section 102 (as such term is defined below).

1.5The Plan and this Sub-Plan shall be read together. In any case of contradiction, whether explicit or implied, between the provisions of this Sub-Plan and the Plan, the provisions of this Sub-Plan shall govern.

2.	Definitions.

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to Awards granted pursuant to this Sub-Plan:

“3(i) Award” means an Award that is subject to taxation pursuant to Section 3(i) of the ITO which has been granted under this Sub-Plan to any person who is NOT an Eligible 102 Participant.

“102 Capital Gains Track” means the tax track set forth in Section 102(b)(2) or Section 102(b)(3) of the ITO, as the case may be.

“102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.

“102 Earned Income Track” means the tax track set forth in Section 102(b)(1) of the ITO.

“102 Earned Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Earned Income Track.

“102 Trustee Grant” means an Award granted under this Sub-Plan pursuant to Section 102(b) of the ITO and held in trust by a Trustee for the benefit of the Eligible 102 Participant, and includes 102 Capital Gains Track Grants or 102 Earned Income Track Grants.

“Affiliate” means a present or future company that either (i) Controls the Company, (ii) is Controlled by the Company; or (iii) is Controlled by the same person or entity that Controls the Company.

"Control” or “Controlled” shall have the meaning ascribed thereto in Section 102.

“Controlling Shareholder” as defined under Section 32(9) of the ITO, means an individual who prior to the grant or as a result of the exercise of any Award, holds or would hold, directly or indirectly, in his name or with a relative (as defined in the ITO) (i) 10% or more of the outstanding shareholding of the Company, (ii) 10% or more of the voting power of the Company, (iii) the right to hold or purchase 10% or more of the outstanding equity or voting power, (iv) the right to obtain 10% or more of the “profit” of the Company (as defined in the ITO), or (v) the right to appoint a director.

“Election” means the Board’s election of the type (i.e., between 102 Capital Gains Track or 102 Earned Income Track) of 102 Trustee Grants that it will make under the Sub-Plan, as filed with the ITA.

“Eligible 102 Participant” means an individual that (i) (A) is employed by the Company's Israeli Affiliate or (B) is a member of the board of the Company's Israeli Affiliate, and (ii) who is not a Controlling Shareholder.

“ITA” means the Israeli Tax Authority.

“ITO” means the Israeli Income Tax Ordinance (New Version) 1961 and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the ITO Rules, each as may be amended from time to time.

“ITO Rules” means the Income Tax Rules (Tax Benefits in Share Issuance to Employees) 5763-2003.

“Non-Trustee Grant” means an Award granted under this Sub-Plan to an Eligible 102 Participant pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

“Required Holding Period” means the requisite period prescribed by Section 102 and the ITO Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which the 102 Trustee Grants and the Shares issued upon the exercise of the 102 Trustee Grants must be held by the Trustee for the benefit of the person to whom it was granted.

“Section 102” means the provisions of Section 102 of the ITO, as amended from time to time.

“Trustee” means a person or entity designated by the Board to serve as a trustee and/or supervising trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO.

“Trust Agreement” means the agreement(s) between the Company and the Trustee regarding Awards granted under this Sub-Plan, as in effect from time to time.

3.	Types of Grants and Section 102 Election.

3.1Grants of Awards made pursuant to Section 102, shall be made pursuant to either (a) Section 102(b)(2) or Section 102(b)(3) of the ITO as the case may be, as 102 Capital Gains Track Grants, or (b) Section 102(b)(1) of the ITO as 102 Earned Income Track Grants. The Board’s Election regarding the type of 102 Trustee Grant it elects to make shall be filed with the ITA. Once such Election has been filed by the Company, the Board may change the type of 102 Trustee Grant that it elects to make only after the lapse of at least 12 months from the end of the calendar year in which the first grant was made pursuant to the previous Election, in accordance with Section 102. For the avoidance of doubt, such Election shall not prevent the Board from granting Non‑Trustee Grants to Eligible 102 Participants at any time.

3.2Eligible 102 Participants may receive only 102 Trustee Grants or Non-Trustee Grants under this Sub-Plan. Persons who are not Eligible 102 Participants may be granted only 3(i) Awards under this Sub-Plan or Non-Trustee Grants.

3.3No 102 Trustee Grants may be granted pursuant to this App Sub-Plan until 30 days after the requisite filings required by the ITO and the ITO Rules have been filed with the ITA.

3.4The Award Agreement or documents evidencing an Award granted under this Sub‑Plan shall indicate (i) whether the Award is a 102 Trustee Grant, a Non-Trustee Grant or a 3(i) Award, and (ii) if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Earned Income Track Grant.

4.	Terms and Conditions of 102 Trustee Grants.

4.1Each 102 Trustee Grant will be deemed granted on the date stated in a written notice by the Company, in accordance with the provisions of Section 102 and the Trust Agreement.

4.2Each 102 Trustee Grant granted to an Eligible 102 Participant shall be held by the Trustee and each certificate for Shares acquired pursuant to a 102 Trustee Grant shall be issued to and registered in the name of a Trustee and shall be held in trust for the benefit of the Eligible 102 Participant for the Required Holding Period. After termination of the Required Holding Period, the Trustee may release such Award and any such Shares, provided that (i) the Trustee has received an acknowledgment from the ITA that the Eligible 102 Participant has paid any applicable tax due pursuant to the ITO; or (ii) the Trustee and/or the Company withholds any applicable tax due pursuant to the ITO. The Trustee shall not release any 102 Award or Shares issued thereunder and held by it prior to the full payment of the Eligible 102 Participant’s tax liabilities.

4.3Each 102 Trustee Grant (whether a 102 Capital Gains Track Grant or a 102 Earned Income Track Grant, as applicable) shall be subject to the relevant terms of Section 102 and the ITO, which shall be deemed an integral part of the 102 Trustee Grant and shall prevail over any term contained in the Plan, this Sub-Plan or any Award Agreement that is not consistent therewith. Any provision of the ITO and any approvals by the ITA not expressly specified in this Sub-Plan or any document evidencing an Award that are necessary to receive or maintain any tax benefit pursuant to Section 102 shall be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant granted a 102 Trustee Grant shall comply with the ITO and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. For the avoidance of doubt, it is reiterated that compliance with the ITO specifically includes compliance with the ITO Rules. Further, the Eligible 102 Participant agrees to execute any and all documents which the Board or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102.

4.4During the Required Holding Period, the Trustee shall not be required to release an Award, Shares acquired pursuant to such Award, or other shares received subsequently following any realization of rights derived from such Award or Shares (including share dividends) to the Eligible 102 Participant or sell such Award, Shares, or other shares to a third party, unless permitted to do so by applicable law. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to applicable law, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i)  all taxes required to be paid upon the release and transfer of the Share have been withheld for transfer to the ITA; and (ii) the Trustee has received written confirmation from the Board that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, any applicable agreement and any applicable law. For the avoidance of doubt, such sale or release during the Required Holding Period will result in different tax ramifications to the Eligible 102 Participant under Section 102 of the ITO and the ITO Rules and/or any other regulations or orders or procedures promulgated thereunder, which shall apply to and shall be borne solely by such Eligible 102 Participant.

4.5In the event a share dividend is declared and/or additional rights are granted with respect to Shares which were issued upon an exercise of a 102 Trustee Grant, such dividend and/or rights shall also be subject to the provisions of this Section 4, and the Required Holding Period for such share dividend and/or rights shall be measured from the commencement of the Required Holding Period for the 102 Trustee Grant with respect to which the dividend was declared and/or rights granted. In the event of a cash dividend on the 102 Trustee Grant or such Shares, the Trustee shall transfer the dividend proceeds to the Eligible 102 Participant after deduction of taxes and mandatory payments in compliance with applicable withholding requirements.

4.6If an Award which is granted as a 102 Trustee Grant is exercised or vests during the Required Holding Period, the Shares issued upon such exercise or vesting shall be issued in the name of the Trustee for the benefit of the Eligible 102 Participant. If such Shares are issued after the Required Holding Period has lapsed, the Shares issued upon such exercise or vesting shall, at the election of the Eligible 102 Participant, either (i) be issued in the name of the Trustee or (ii) be transferred to the Eligible 102 Participant directly, provided that the Eligible 102 Participant first complies with all applicable provisions of the Plan and pays all taxes which apply on issuance of the Shares or to such transfer of Shares.

4.7To avoid any doubt, notwithstanding anything to the contrary in the Plan, no Award qualifying as a 102 Trustee Grant shall be substituted for payment in cash or any other form of consideration, including other Awards or Shares, in the absence of an express approval of the ITA in advance for such substitution.

5.	Assignability.

As long as Awards or Shares are held by the Trustee on behalf of an Eligible 102 Participant, no rights of the Eligible 102 Participant over the Awards or Shares may be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

6.	Tax Consequences.

6.1Any tax consequences arising from the grant or exercise of any Award, from the payment for Shares covered thereby, or from any other event or act (of the Company, the Company’s its Affiliates, the Trustee, and/or the Participant), hereunder, shall be borne solely by the Participant. The Company, its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under the applicable law (including applicable rules and regulations), including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company, its Affiliates, and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company, or any of its Affiliates and the Trustee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Sub-Plan and the exercise or vesting or sale thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to an Participant, (ii) requiring a Participant to pay to the Company or any of its Affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of Shares, and/or (iii) by causing the exercise of an Award and/or the sale of Shares held by or on behalf of an Participant to cover such liability, up to the amount required to satisfy minimum statuary withholding requirements. In addition, the Participant will be required to pay any amount which exceeds the tax to be withheld and remitted to the tax authorities, pursuant to applicable tax laws, regulations and rules.

6.2With respect to Non-Trustee Grants, if an Eligible 102 Participant ceases to be a Company's Affiliate employee or director, the Eligible 102 Participant shall extend to the Company and/or its Affiliate security or a guarantee for the payment of tax due at the time of sale of Share to the satisfaction of the Board, all in accordance with the provisions of Section 102 of the ITO and the ITO Rules.

7.	Governing Law and Jurisdiction.

The validity and enforceability of the Sub-Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the provisions governing conflict of laws and applicable federal law, except to the extent that mandatory provisions of the laws of the State of Israel apply.

8.	Securities Laws.

This Sub-Plan shall be subject to all applicable law. The Board shall be entitled to require Participants to comply with such applicable law as may be necessary. Furthermore, the grants of any Award under the Sub-Plan shall be subject to the procurement by the Company or its Affiliates of all approvals and permits required by regulatory authorities having jurisdiction over this Sub-Plan and the Awards granted hereunder.

This Addendum is adopted and is effective as of November 13, 2018.

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